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                                                                    Exhibit 23.1

The following consent is in the form that will be signed upon completion of the reverse stock split described in Note 12 to the financial statements assuming that from July 10, 2000 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or required disclosures therein. If the reverse stock split ratio changes, all references to number of shares, per share amounts and stock option data included within the financial statements will also change.

Deloitte & Touche LLP
New York, New York
July 10, 2000


INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 4 to Registration Statement No. 333-30548 of ScreamingMedia Inc. of our report dated January 19, 2000
(July   , 2000 as to Note 12) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.






New York, New York

July 10, 2000